EXHIBIT 99.1

Central Vermont Public Service

NEWS RELEASE

For Immediate Release: October 21, 2004

Central Vermont reports strong third quarter earnings

RUTLAND, VT - Central Vermont Public Service (NYSE: CV) reported consolidated third quarter earnings of $6.1 million today, or 48 cents per basic and 47 cents per diluted share of common stock. Earnings for the third quarter of 2003 totaled $4.9 million, or 39 cents per basic and 38 cents per diluted share of common stock.

For the first nine months of 2004, CV reported earnings of $19.9 million, or $1.58 per basic and $1.56 per diluted share of common stock. Earnings for the first nine months of 2003 totaled $15 million, or $1.19 per basic and $1.17 per diluted share of common stock.

Both core utility operations and subsidiary Catamount Energy contributed positively to third quarter earnings. At the utility, purchased power costs were lower compared to the same period in 2003 due in large part to increased megawatt hours available to serve customers, or for resale, due to the termination of the power contract with subsidiary Connecticut Valley Electric Company ("CVEC"). Its assets were sold in the first quarter of 2004. Operating costs remained in line with 2003 due to continued efforts to streamline work processes in all areas of the utility. The company is also beginning to benefit from lower interest expense due to second mortgage bond refinancing in August. Catamount continues to take advantage of opportunities to sell projects from its existing portfolio while developing its wind energy business.

"We continue to make steady, measured progress on our key priorities," President Bob Young said.

Quarterly Performance Summary

Utility Business - Continuing Operations
     Operating revenues decreased $1.1 million, pre-tax, in the third quarter of 2004 compared to the same period in 2003, primarily due to the following factors:

  The Jan. 1, 2004 termination of the CVEC power contract decreased wholesale revenue by $2.7 million.
  Resale revenue increased $1.3 million due to more megawatts available for resale, partially offset by lower average market prices in 2004 versus 2003. (Termination of the CVEC power contract made more megawatts available for resale.)
  Retail and firm sales decreased $0.4 million primarily due to lower residential customer usage, partially offset by higher commercial and industrial customer usage.
  Other operating revenues increased $0.7 million primarily due to higher contract service billings including mutual aid work in Florida, and higher transmission revenue.

     Purchased power expense decreased $1.5 million, pre-tax, in the third quarter of 2004 compared to the same period in 2003 due to the following factors:

  Short-term purchases decreased $1.4 million due to lower average price, and lower volume resulting from additional megawatts available to supply customers as a result of termination of the CVEC power contract and lower retail sales volume.
  Power purchases under long-term contracts increased $0.2 million due to higher output from independent power producers, partly offset by lower Vermont Yankee costs.
  Other power costs decreased $0.3 million due to monthly reversals of the loss accrual related to termination of the CVEC power contract recorded in the first quarter.

     Other items impacting third quarter 2004 results compared to the same period in 2003 included lower interest expense, lower service restoration costs, and higher interest income.

Non-utility Business
     Catamount's third quarter 2004 earnings totaled $1.4 million, including a $0.6 million after-tax gain and an additional $0.2 million income tax benefit related to the July 2004 sale of its investment interests in Rupert and Glenns Ferry, and a $0.6 million after-tax gain and an additional $0.2 million income tax benefit related to the September 2004 sale of Fibrothetford's notes receivable. In addition to the third quarter asset sales, Catamount operating activity resulted in a $0.2 million loss. Catamount completed the sale of its stock ownership in Fibrothetford on Oct. 18, 2004, resulting in an estimated additional $2.8 million net income benefit primarily related to realization of tax benefits associated with the stock sale. These benefits will be recorded in the fourth quarter of 2004.

     Catamount's third quarter 2003 earnings were $0.9 million, including a $2.3 million reduction in income tax valuation allowances associated with previously recorded equity losses resulting from asset impairments, and losses of $1.4 million due to lower equity earnings from one of its investments. The 2003 reduction in income tax valuation allowances resulted from a benefit in the consolidated federal income tax provision due to management's best estimate that the Company would receive capital gains treatment on the CVEC sale.

Year-To-Date Performance Summary

Utility Business - Continuing Operations
     Operating revenues decreased $2.4 million, pre-tax, for the first nine months of 2004 compared to the same period in 2003 due to the following factors:

  The Jan. 1, 2004 termination of the CVEC power contract decreased wholesale revenue by $8 million.
  Resale revenue increased $1.7 million due to higher average market prices and higher sales volume. The increase in volume is primarily related to more megawatts available for resale due to termination of the CVEC power contract, partially offset by fewer megawatts available due to second quarter 2004 nuclear plant outages.
  Retail and firm sales increased $2.4 million (a 1.8 percent increase in volume) due to colder weather in the first quarter of 2004.
  Other operating revenues increased $1.5 million due to higher pole attachment revenue, transmission revenue and contract service billing, including mutual aid work in Florida.

     Purchased power expense increased $13.8 million, pre-tax, in the first nine months of 2004 compared to the same period in 2003 due to the following factors:

  In the first quarter of 2004, in accordance with Statement of Financial Accounting Standards ("SFAS") No. 5, Accounting for Contingencies, the company recorded a $14.4 million pre-tax loss accrual related to termination of the power contract with CVEC. This represents management's best estimate of the difference between expected future sales revenue, in the wholesale market, for the purchased power that was formerly sold to CVEC and the cost of that power. As required by GAAP, the loss accrual will be reversed and amortized against power expense on a straight-line basis through 2015, which represents the estimated life of the Company's power contracts that were in place to source the CVEC power contract. This reversal totaled $0.9 million through September 2004.
  Purchases under long-term power contracts decreased $6.3 million due to Vermont Yankee plant outages during the second quarter of 2004, and fewer Hydro-Quebec deliveries, partially offset by higher output from Independent Power Producers.
  Short-term purchases increased $6.5 million due to purchases of replacement energy for nuclear plant outages in the second quarter of 2004, and higher market prices for those purchases versus market prices for the same period in 2003.
  Other purchased power costs increased $0.1 million.

     Other items affecting the first nine months of 2004 compared to the same period in 2003 included:

  During the second quarter, the company received a $1.8 million income tax settlement related to an appeal for refund of an overpayment from an audit of tax years 1982 through 1984, resulting in $1.1 million of income.
  Other factors included an insurance settlement in the second quarter of 2004, conservation and load management amortizations in 2003 versus no amortizations in 2004, lower interest expense on long-term debt, lower transmission costs, lower effective tax rate mostly due to changes in permanent differences, and higher interest income from temporary cash investments. Partially offsetting these lower costs were higher employee-related costs, higher pole attachment and tree trimming expense, higher bad debt expense due to a customer bankruptcy in 2004, and lower equity in earnings from Vermont Yankee.

Non-utility Business
     Catamount recorded nine month 2004 earnings of $2 million versus $1 million for the same period in 2003. In addition to the third quarter 2004 investment sales transactions and the 2003 tax benefits described above, other factors affecting 2004 versus 2003 include fees associated with Catamount's United Kingdom development efforts, lower operating costs, and lower interest expense on debt. Partially offsetting these increases were lower earnings from certain of Catamount's equity investments, lower interest income on investments, lower gain on foreign currency and higher intangible asset and debt amortizations.

Discontinued Operations
In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, CVEC is presented as discontinued operations. The Company began presenting CVEC as discontinued operations in the second quarter of 2003, when the sale became probable. For presentation purposes, 2003 results are restated to reflect CVEC as discontinued operations.

Cash proceeds from the Jan. 1, 2004 asset sale totaled about $30 million, of which $9 million represented the net book value of CVEC's plant assets. On Jan. 1, 2004, as a condition of the sale, CVEC paid CV $21 million to terminate its long-term wholesale power contract. The sale and contract termination resolved all CVEC restructuring litigation in New Hampshire and CV's stranded cost litigation at the Federal Energy Regulatory Commission.

Net income from discontinued operations through September amounted to $12.3 million, net of tax, or $1.02 per basic and $1.01 per diluted share of common stock. This compares to net income of $1 million or 9 cents per basic and diluted share of common stock, for the first nine months of 2003. Third quarter 2004 net income from discontinued operations was less than 1 cent compared to 3 cents per basic and diluted share of common stock for the same period in 2003.

2004 Financial Guidance

Based on year-to-date financial results, the Company is confident that it will exceed the high end of its 2004 earnings guidance ($1.67 per share). Our projection is based, in part, on the fact that the Vermont utility does not have an imposed earnings cap in 2004.

About CV

CV is Vermont's largest electric utility, serving over 150,000 customers statewide. The Company's two non-regulated subsidiaries include Catamount Energy Corporation and Eversant Corporation. Catamount invests in non-regulated energy generation projects in the United States and United Kingdom with a current focus on developing, owning and operating wind energy projects. Eversant sells and rents electric water heaters through a subsidiary, SmartEnergy Water Heating Services.

Forward Looking Statements

Statements contained in this report that are not historical fact are forward-looking statements intended to qualify for the safe-harbors from the liability established by the Private Securities Litigation Reform Act of 1995. Statements made that are not historical facts are forward-looking and, accordingly, involve estimates, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. Actual results will depend, among other things, upon the actions of regulators, performance of the Vermont Yankee nuclear power plant, effects of and changes in weather and economic conditions, volatility in wholesale electric markets, our ability to maintain our current credit ratings and performance of Catamount. These and other risk factors are detailed in the Company's Securities and Exchange Commission filings. The Company cannot predict the outcome of any of these matters; accordingly, there can be no assurance that such indicated results will be realized. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this press release. CV does not undertake any obligation to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of this press release.

Central Vermont Public Service Corporation
Earnings per Diluted Share Reconciliation

Third quarter 2004 vs. third quarter 2003:

2003 Earnings per diluted share		$.38

Year over Year Effects on Earnings:
Lower purchased power costs	.07
Higher resale sales	.06
Catamount - higher earnings	.05
Other	.03
Higher other operating revenue	.03
Lower retail and firm sales	(.02)
RS-2 power contract termination	(.13)
Subtotal		.09

2004 Earnings per diluted share		$.47

First nine months 2004 vs. first nine months 2003:

2003 Earnings per diluted share		$1.17

Year over Year Effects on Earnings:
Higher retail and firm sales	.11
IRS tax settlement received in the second quarter of 2004	.09
Catamount higher earnings	.09
Higher resale sales	.08
Higher other operating revenue	.07
Other	.07
Lower purchase power costs - excluding SFAS No. 5 loss accrual	.03
Discontinued operations - 2003	(.09)
RS-2 power contract termination	(.38)
Subtotal		.07

Net impact of CVEC sale:
Gain on discontinued operations	1.01
SFAS No. 5 loss accrual - termination of power contract	(.69)
Subtotal		.32

2004 Earnings per diluted share		$1.56

Central Vermont Public Service Corporation - Consolidated
Earnings Release (unaudited)
(dollars in thousands, except per share amounts)

	Quarter Ended September 30		Nine Months Ended September 30
	2004	2003	2004	2003
UTILITY OPERATING DATA
Retail and firm sales (mWh)	546,072	545,715	1,665,806	1,637,104

Operating revenues:
Retail and firm sales	$65,082	$65,462	$197,898	$195,475
Resale sales	5,701	4,382	20,348	18,629
RS-2 power contract	-	2,764	-	8,079
Other operating revenue	1,957	1,231	6,243	4,720
Total operating revenues	$72,740	$73,839	$224,489	$226,903

Operating expenses:
Purchased power	$35,627	$37,097	$127,914	$114,129
Other operating expense	31,327	31,214	87,421	94,228
Total operating expenses	$66,954	$68,311	$215,335	$208,357

NET INCOME AND COMMON STOCK
Income from continuing operations	$6,057	$4,545	$7,565	$13,945
Income from discontinued operations, net of taxes	8	380	12,354	1,034
Net Income	6,065	4,925	19,919	14,979
Preferred stock dividend requirements	259	300	775	899
Earnings available for common stock	$5,806	$4,625	$19,144	$14,080

Average shares of common stock outstanding:
Basic	12,138,847	11,927,894	12,105,248	11,856,742
Diluted	12,296,739	12,200,633	12,276,905	12,083,766

Earnings per share of common stock - basic:
Continuing operations	$.48	$.36	$.56	$1.10
Discontinued operations	-	.03	1.02	.09
Earnings per share	$.48	$.39	$1.58	$1.19
Earnings per share of common stock - diluted:
Continuing operations	$.47	$.35	$.55	$1.08
Discontinued operations	-	.03	1.01	.09
Earnings per share	$.47	$.38	$1.56	$1.17

Dividends per share of common stock	$.23	$.22	$.69	$.66

NON-REGULATED BUSINESSES:
Catamount Energy Corporation:
Earnings per share of common stock	$.12	$.07	$.17	$.08

Eversant Corporation:
Earnings per share of common stock	$.01	$.01	$.03	$.03

Media Inquiries:	Steve Costello, Director of Public Affairs (802) 747-5427; e-mail: scostel@cvps.com (802) 775-0486 (home) (802) 742-3062 (beeper)
Contact:	Jean H. Gibson, Senior Vice President, Chief Financial Officer and Treasurer (802) 747-5435; e-mail: jgibson@cvps.com